Exhibit 99

TI Reports 3Q06 Financial Results

•	TI Revenue Grows to $3.76 Billion
•	$0.45 EPS from Continuing Operations
•	High-Performance Analog Revenue Up 37% from a Year Ago
•	Strong Profitability at 51.4% Gross Margin, 24.7% Operating Margin

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations. The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.
DALLAS (October 23, 2006) - Texas Instruments Incorporated (TI) (NYSE: TXN) today reported third-quarter 2006 revenue of $3.76 billion. Revenue grew 2 percent compared with the second quarter, which included a $70 million royalty settlement, and increased 13 percent from the same quarter a year ago. The increases were primarily due to continued strong demand for the company’s high-performance analog and DSP products.

Earnings per share (EPS) from continuing operations were $0.45. Second-quarter EPS of $0.47 included a benefit of $0.03 from a sales tax refund and a benefit of $0.02 from a royalty settlement. EPS grew 25 percent from $0.36 in the year-ago quarter. EPS in each of these periods included an expense of $0.03 for stock-based compensation.

“The third quarter was one of the best in TI’s history,” said Rich Templeton, TI president and chief executive officer. “Our revenue once again set an all-time record as our share continued to climb in our core markets. Our strong gross and operating margins reflected the value of our product portfolio, rich in analog and DSP products.

“At the same time, orders declined, leading us to expect that fourth-quarter Semiconductor growth will be below the seasonal average. A couple of factors are influencing this. First, we believe customers have broadly replenished their own inventory and are confident in operating with lower backlog now that chip supply has improved. The second factor is wireless, where we expect that unit mix will be more weighted toward low-priced cell phones and inventory correction will continue in Japan. Even with a less-than-seasonal fourth quarter, we expect the growth rate of our Semiconductor business to be in the upper teens for the year,” Templeton said.

“In the near term, we are managing inventory and tightening expenses. We have a responsive manufacturing model and we believe distributor inventory levels remain lean, both of which should serve us well. We are competing from a position of strength with leading products and with customers who are gaining share.”

Gross Profit

TI’s gross profit was $1.93 billion, or 51.4 percent of revenue. This was an increase of $25 million from the prior quarter and an increase of $242 million from the year-ago quarter. The increases were due to higher revenue in the company’s Semiconductor segment.

Operating Expenses

Research and development (R&D) expense was $570 million, or 15.2 percent of revenue. R&D expense was $34 million higher than the prior quarter primarily because the second quarter included a sales tax refund. R&D expense increased $49 million from the year-ago quarter due to higher investment in new semiconductor technology, particularly for wireless applications.

Selling, general and administrative (SG&A) expense was $432 million, or 11.5 percent of revenue. SG&A expense increased $14 million from the prior quarter. This expense was $24 million higher than a year ago primarily because of increased consumer advertising of DLP® technology for high-definition televisions.

Operating Profit

Operating profit was $930 million, or 24.7 percent of revenue. This was a decrease of $23 million from the prior quarter, which included a $117 million operating profit benefit associated with a royalty settlement and a sales tax refund. Operating profit increased $169 million from the year-ago quarter due to higher gross profit in the Semiconductor segment.

Total stock-based compensation expense of $79 million, or 2.1 percent of revenue, was included in Corporate in the third quarter. This was about the same as in the comparison periods.

Other Income (Expense) Net (OI&E)

OI&E of $55 million decreased $33 million from the prior quarter, which included a $20 million benefit from a sales tax refund. OI&E increased $6 million from the year-ago quarter.

Net Income

Income from continuing operations was $686 million, or $0.45 per share.

Net income of $702 million includes income from continuing and discontinued operations. In the prior quarter, net income included $1.65 billion from discontinued operations, almost all of which was a gain on the sale of the company’s former Sensors & Controls business.

Orders

TI orders were $3.43 billion. This was a decrease of $478 million from the prior quarter and a decrease of $41 million from the year-ago quarter. The decreases were due to lower orders in the company’s Semiconductor segment.

Cash

Cash flow from operations was $419 million. This was a decline of $248 million from the prior quarter.

At the end of the third quarter, total cash (cash and cash equivalents plus short-term investments) was $4.18 billion, down $1.49 billion from the end of the prior quarter. During the third quarter, the company used $1.69 billion to repurchase 56 million shares and paid $46 million in dividends. During the past four quarters, the company used $5.04 billion to repurchase 163 million shares, reducing shares outstanding by more than 8 percent.

Capital Spending and Depreciation

Capital expenditures were $276 million. This was a decrease of $98 million from the prior quarter and a decrease of $164 million from the year-ago quarter.  TI’s capital expenditures in the third quarter were primarily for equipment used in the assembly and test of semiconductors.

Depreciation was $266 million, about the same as the prior quarter. Depreciation decreased $66 million from the year-ago quarter.

Accounts Receivable and Inventories

Accounts receivable were $2.09 billion. This was an increase of $160 million from the prior quarter primarily due to higher revenue in the month of September versus the month of June. Accounts receivable increased $333 million from the year-ago quarter primarily due to higher revenue. Days sales outstanding were 50 at the end of the third quarter compared with 47 at the end of the prior and the year-ago quarters.

Inventory of $1.49 billion at the end of the third quarter was above desired levels. This was an increase of $156 million from the prior quarter as the company built inventory to support expected product shipments, especially for cell phones. To a lesser degree, the company also began to rebuild needed work-in-process inventory that previously had been depleted for catalog product lines such as high-performance analog. Compared with the year-ago quarter, when inventory was below desired levels, inventory increased $417 million. Days of inventory at the end of the third quarter were 73 compared with 67 at the end of the prior quarter and 59 at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on December 11, 2006, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the fourth quarter of 2006, TI expects revenue from continuing operations to be in the following ranges:

•	Total TI, $3.46 billion to $3.75 billion;
•	Semiconductor, $3.39 billion to $3.66 billion; and
•	Educational & Productivity Solutions, $70 million to $90 million.

TI expects earnings per share from continuing operations to be in the range of $0.40 to $0.46.

In 2006 for continuing operations, TI expects: the annual effective tax rate to be about 29 percent compared with its prior expectation of about 30 percent; expense for R&D to be about $2.2 billion; capital expenditures to be about $1.3 billion; and depreciation to be about $1.05 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except per-share amounts)

	For Three Months Ended
	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

Net revenue	$3,761	$3,697	$3,339
Cost of revenue (COR)	1,829	1,790	1,649
Gross profit	1,932	1,907	1,690
Gross profit % of revenue	51.4%	51.6%	50.6%
Research and development (R&D)	570	536	521
R&D % of revenue	15.2%	14.5%	15.6%
Selling, general and administrative (SG&A)	432	418	408
SG&A % of revenue	11.5%	11.3%	12.2%
Total operating costs and expenses	2,831	2,744	2,578
Profit from operations	930	953	761
Operating profit % of revenue	24.7%	25.8%	22.8%
Other income (expense) net	55	88	49
Interest expense on loans	1	2	2
Income from continuing operations before income taxes	984	1,039	808
Provision for income taxes	298	300	212
Income from continuing operations	686	739	596
Income from discontinued operations, net of income taxes	16	1,648	35
Net income	$702	$2,387	$631

Basic earnings per common share:
Income from continuing operations	$.46	$.48	$.37
Net income	$.47	$1.54	$.39

Diluted earnings per common share:
Income from continuing operations	$.45	$.47	$.36
Net income	$.46	$1.50	$.38

Average shares outstanding (millions):
Basic	1,506	1,553	1,624
Diluted	1,537	1,586	1,663

Cash dividends declared per share of common stock	$.030	$.030	$.025

Stock-based compensation expense included in continuing operations:

COR	$15	$16	$15
R&D	24	25	26
SG&A	40	43	39
Profit from operations	$79	$84	$80
% of revenue	2.1%	2.3%	2.4%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

Assets
Current assets:
Cash and cash equivalents	$1,430	$1,678	$1,941
Short-term investments	2,754	3,992	3,305
Accounts receivable, net of allowances of ($29), ($28) and ($42)	2,089	1,929	1,756

Raw materials	117	108	74
Work in process	946	818	705
Finished goods	428	409	295
Inventories	1,491	1,335	1,074
Deferred income taxes	666	632	581
Prepaid expenses and other current assets	190	215	166
Assets of discontinued operations	1	11	449
Total current assets	8,621	9,792	9,272
Property, plant and equipment at cost	7,890	8,406	8,661
Less accumulated depreciation	(3,901)	(4,422)	(4,929)
Property, plant and equipment, net	3,989	3,984	3,732
Equity and debt investments	270	253	234
Goodwill	792	792	677
Acquisition-related intangibles	131	117	72
Deferred income taxes	411	428	413
Capitalized software licenses, net	175	197	259
Prepaid retirement costs	308	219	210
Other assets	88	146	115
Total assets	$14,785	$15,928	$14,984

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$43	$43	$303
Accounts payable	744	788	755
Accrued expenses and other liabilities	1,066	994	906
Income taxes payable	458	870	81
Accrued profit sharing and retirement	118	77	92
Liabilities of discontinued operations	--	11	116
Total current liabilities	2,429	2,783	2,253
Long-term debt	--	--	55
Accrued retirement costs	67	103	503
Deferred income taxes	14	15	33
Deferred credits and other liabilities	248	239	267
Total liabilities	2,758	3,140	3,111

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: September 30, 2006 -- 1,739,102,544; June 30, 2006 -- 1,739,086,194; September 30, 2005 -- 1,738,650,318	1,739	1,739	1,739
Paid-in capital	820	779	674
Retained earnings	16,927	16,271	12,787
Less treasury common stock at cost: Shares: September 30, 2006 -- 255,218,212; June 30, 2006 -- 206,501,103; September 30, 2005 -- 120,597,527	(7,413)	(5,911)	(3,152)

Accumulated other comprehensive income (loss):
Minimum pension liability	(33)	(66)	(158)
Unrealized gains (losses) on available-for-sale investments	(12)	(23)	(15)
Unearned compensation	(1)	(1)	(2)
Total stockholders’ equity	12,027	12,788	11,873
Total liabilities and stockholders’ equity	$14,785	$15,928	$14,984

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

Cash flows from operating activities:
Net income	$702	$2,387	$631
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Less income from discontinued operations	(16)	(1,648)	(35)
Depreciation	266	267	332
Stock-based compensation	79	84	80
Amortization of capitalized software	26	29	33
Amortization of acquisition-related intangibles	15	15	12
Deferred income taxes	(46)	(41)	110
Increase/(decrease) from changes in:
Accounts receivable	(149)	(138)	(19)
Inventories	(156)	(89)	42
Prepaid expenses and other current assets	(4)	26	57
Accounts payable and accrued expenses	82	129	247
Income taxes payable	(377)	(334)	(148)
Accrued profit sharing and retirement	41	56	29
Noncurrent accrued retirement costs	(65)	(68)	12
Other	21	(8)	81
Net cash provided by operating activities of continuing operations	419	667	1,464

Cash flows from investing activities:
Additions to property, plant and equipment	(276)	(374)	(440)
Proceeds from sales of assets	--	2,982	--
Purchases of cash investments	(1,330)	(3,063)	(2,095)
Sales and maturities of cash investments	2,585	1,983	1,147
Purchases of equity investments	(11)	(17)	(5)
Sales of equity and debt investments	--	2	39
Acquisition of businesses, net of cash acquired	--	(28)	--
Net cash provided by (used in) investing activities of continuing operations	968	1,485	(1,354)

Cash flows from financing activities:
Payments on loans and long-term debt	--	(275)	--
Dividends paid on common stock	(46)	(47)	(41)
Sales and other common stock transactions	89	137	160
Excess tax benefit from stock option exercises	21	57	42
Stock repurchases	(1,695)	(1,037)	(496)
Net cash used in financing activities of continuing operations	(1,631)	(1,165)	(335)

Cash flows from discontinued operations:
Operating activities	--	(28)	63
Investing activities	--	(6)	(23)
Net cash provided by (used in) discontinued operations	--	(34)	40

Effect of exchange rate changes on cash	(4)	3	(2)
Net increase/(decrease) in cash and cash equivalents	(248)	956	(187)
Cash and cash equivalents, beginning of period	1,678	722	2,128
Cash and cash equivalents, end of period	$1,430	$1,678	$1,941

Business Segment Net Revenue
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

Semiconductor	$3,579	$3,505	$3,162
Educational & Productivity Solutions	182	192	177

Total net revenue	$3,761	$3,697	$3,339

Business Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

Semiconductor*	$1,008	$1,032	$837
Educational & Productivity Solutions	83	84	79
Corporate	(161)	(163)	(155)

Profit from operations	$930	$953	$761

* Semiconductor includes a benefit of $57 for a state sales tax refund and $60 from the royalty settlement in the second quarter of 2006.

The royalty settlement and sales tax refund benefit included in TI's second-quarter 2006 results are detailed as follows. All items are in the Semiconductor segment results except the $20 million in Other income (expense) net, which is in Corporate.

	Royalty Settlement	Sales Tax Refund

Orders	$70	$--
Net revenue	70	--
Cost of revenue	10	(31)
Gross profit	60	31
R&D	--	(21)
SG&A	--	(5)
Profit from operations	60	57
Other income (expense) net	--	20
Income from continuing operations before income taxes	60	77

Semiconductor

•
Revenue in the third quarter was $3.58 billion. This was an increase of 2 percent from the prior quarter, which included a $70 million royalty settlement. Compared with a year ago, revenue increased 13 percent primarily due to higher demand for the company’s high-performance analog and DSP products.

o
Analog revenue was up 5 percent from the prior quarter and increased 15 percent from the year-ago quarter primarily due to demand for the company’s high-performance analog products. Revenue from high-performance analog products grew 14 percent from the prior quarter and 37 percent from a year ago.

o	DSP revenue was up 5 percent from the prior quarter and increased 12 percent from the year-ago quarter primarily due to higher demand from the wireless market.

o
TI’s remaining Semiconductor revenue was 6 percent lower than the prior quarter due to the royalty settlement that was included in the second quarter. Additionally, demand was lower for RISC microprocessors in the third quarter. TI’s remaining Semiconductor revenue increased 12 percent from a year ago due to stronger demand for standard logic products, microcontrollers, DLP products and RISC microprocessors that more than offset lower royalties.

•
Gross profit was $1.84 billion, or 51.5 percent of revenue. This was an increase of $29 million from the prior quarter and $240 million from the year-ago quarter. The increases over both periods were due to higher revenue.

•
Operating profit was $1.01 billion, or 28.2 percent of revenue. This was a decline of $24 million from the prior quarter, which included a $117 million operating profit benefit associated with a royalty settlement and a sales tax refund. Operating profit increased $171 million from the year-ago quarter due to higher gross profit.

•	Semiconductor orders were $3.31 billion. This was a decrease of 12 percent from the prior quarter due to lower demand across a broad range of products, and was about even with the year-ago quarter.

Semiconductor Highlights

•	LG Electronics selected TI’s OMAP-Vox™ platform for a new series of EDGE cell phones.

•	ARCHOS selected a new TI DaVinci™ technology dual-core processor for its latest generation of portable multimedia players.

•
TI introduced a high-performance analog power management chip with stackable features that enable designers to develop a high-density power supply that easily scales up to 320 amps of output yet maintains maximum power efficiency.

•
TI customers demonstrated upcoming models of slim DLP high-definition televisions, which reduce the television cabinet depth to about 10 inches and offer a very light weight, enabling flexible installation options. Samsung has announced availability of the first slim DLP high-definition televisions for later this year.

Educational & Productivity Solutions

•
Revenue in the third quarter was $182 million. This was a decrease of $10 million from the prior quarter reflecting the end of the back-to-school season. It was an increase of $5 million from the year-ago quarter due to stronger demand for graphing calculators.

•
Gross profit was $116 million, or a record 63.8 percent of revenue. Gross profit decreased $3 million from the prior quarter, and increased $6 million from the year-ago quarter primarily due to lower manufacturing costs and higher revenue.

•	Operating profit was $83 million, or a record 45.9 percent of revenue. This was about even with the prior quarter and an increase of $4 million from the year-ago quarter.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities and critical manufacturing equipment;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Educational & Productivity Solutions business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:
DLP
OMAP-Vox
DaVinci

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